Exhibit 10.1

April ___, 2024

Via E-Mail (________.__________@deltaapparel.com)

[NAME]

Dear ____________:

As our Company continues to navigate the challenging operating conditions in effect across much of our business, I want to make sure you know that our Board of Directors is keenly focused on the near-term development and implementation of a comprehensive plan to move our Company forward in a manner that rewards shareholders and creates opportunities for employees. Your time, efforts and patience throughout this difficult period are greatly appreciated and our Board considers your leadership a key component in our Company’s return to growth and profitability.

In recognition of your contributions to the success of our Company, we are offering you a retention-based cash incentive opportunity in the amount of $________________ (the “Retention Incentive”). This Retention Incentive is contingent upon the satisfaction of all of the following criteria:

●	You must remain continuously employed with the Company through December 31, 2024;
●	A fiscal plan for the Company’s fiscal year 2025 (“Fiscal 2025”) must be developed and then approved by the Board;
●	The Company’s Annual Report on Form 10-K for its fiscal year 2024 must be timely filed with the SEC; and
●	The Notice of Annual Meeting and Proxy Statement applicable to the Company’s annual meeting of shareholders to be held in Fiscal 2025 must be timely filed with the SEC.

If all of the above-referenced criteria are fully satisfied, the Retention Incentive will be paid to you on or before January 9, 2025. Please note that this retention-based cash incentive opportunity is in addition to any other cash incentive and/or equity incentive opportunities previously awarded to you.

Thank you again for all that you do for our Company.

Sincerely,

/s/ David G. Whalen

David G. Whalen

Compensation Committee Chair

Delta Apparel, Inc. Board of Directors

ACKNOWLEDGED AND AGREED

[NAME]	[DATE]